FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) made this 16th day of December, 2007 by and between ACURA PHARMACEUTICALS, INC., (formerly Halsey Drug Co., Inc.), a New York corporation (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and PETER A. CLEMENS (the “Employee”).

RECITALS

A.	The Corporation and the Employee executed an employment agreement dated as of March 10, 1998, as amended on three occasions (the “Employment Agreement”).

B.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1. Section 8.6(A) is hereby deleted and replaced with the following:

“(A) In the event of a termination of Employee's employment with the Corporation without Cause or a termination by Employee of his employment with the Corporation for Good Reason, prior to the last day of the Initial Term or any Renewal Term, the Corporation shall pay to Employee, in a single lump sum in cash within thirty (30) days after the date of termination, in the case of a termination without Cause, and six months and one day after termination, in the case of termination for Good Reason (including termination following a Change of Control as provided in Section 8.7) an amount equal to (a) his then accrued and unpaid base salary plus bonuses through and including the date of termination, plus (b) the greater of (i) $280,000, or (ii) twice the Employee's Annual Base Salary in effect immediately prior to the date of termination.”

2. Section 13.10 is added to the agreement as follows:

13.10 Section 409A Option Agreement. Notwithstanding anything contained herein to the contrary, in the event of a conflict between this Agreement and the Section 409A Non-Qualified Stock Option Agreement dated on or about February, 2006, as amended (the “409A Agreement”), with respect to the exercise of options covered thereunder (including the period during which they may be exercised), the provisions of the 409A Agreement shall control.

3. Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

4. This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Andrew D. Reddick
Name: Andrew D. Reddick
Title: President and
Chief Executive Officer

EMPLOYEE

By:	/s/ Peter A. Clemens
Peter A. Clemens